EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	David E.Riggs, CEO
eXegenics Inc.
(585) 218-4368

eXegenics, Inc. Stockholder Lawsuit Dismissed
Company Provides Update

Pittsford, New York, May 2, 2005 — eXegenics Inc. announced that the company has received a copy of the written order from the Delaware Court of Chancery confirming that on April 12, 2005 a judge, in a ruling from the bench, dismissed, with prejudice, the lawsuit filed by The M&B Weiss Family Limited Partnership of 1996 against the Company, as nominal defendant, and certain former directors of the Company.

The lawsuit was originally filed by The M&B Weiss Family Limited Partnership of 1996 on May 15, 2003, purportedly as a class action on behalf of all other similarly situated stockholders of the Company, against the Company, as a nominal defendant, and former directors: Joseph M. Davie, Robert J. Easton, Ronald L. Goode and Walter Lovenberg, and purportedly as a derivative action on behalf of the Company against these individuals. The complaint alleged, among other things, that the former directors mismanaged the Company, made unwarranted and wasteful loans and payments to certain directors and third parties, disseminated a materially false and misleading proxy statement in connection with the 2003 annual meeting of our stockholders, and breached their fiduciary duties to act in the best interests of our Company and its stockholders.

David E. Riggs, President and CEO said, “The dismissal of this lawsuit caps a difficult and transitional year in 2004 and begins a new direction for eXegenics. Last year, with a new board of directors in place, we completed the exit of our unproductive and costly biotechnology business, which had consumed so much of our stockholders’ equity. Then, we focused on preserving cash and reduced overall spending by 65%. We looked for ways to create value from technology developed at eXegenics by mining shelved R&D programs leading to an out-licensing deal that moved our core QCT drug discovery technology back into the laboratory of a small molecule research company. We also focused on and successfully eliminated contingent claims against the company, such as the settlement of litigation over the laboratories we formerly leased in Dallas, Texas. We negotiated the reduction in expenses incurred in prior year mergers, tender offers, and the 2004 consent solicitation. And now, with the termination of the stockholder derivative lawsuit, we will be fully focused on business development activities.”

Riggs went on to say, “In mid-2004 we began to identify and evaluate new business opportunities to put stockholders’ remaining capital to work. Our board of directors is actively involved in this process and over 50 business opportunities have been evaluated. We have looked at a wide range of companies from start-ups to those with annual revenues exceeding $70 million, while at the same time considering an equally wide range of businesses from high technology to consumer products. Our search process has been run internally and at a low cost. We seek opportunities that have a core management team in-place and a solid business strategy offered at an attractive value. We have disqualified a number of these targets because we found our risk exposure too high or the pre-money valuation of the target business inflated.”

Safe Harbor

This release contains forward-looking statements. The words “believe,” “expect,” “intend”, “anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are subject to certain risks, uncertainties and assumptions that are difficult to predict. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. eXegenics undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.